Exhibit 99.1

Contact:

Katie Fung, Vice President, CFO

Hong Kong: (852) 3193-6220

Peak International Limited Elects Dean Personne Chief Executive Officer

Hong Kong, February 21, 2006. Peak International Limited (NASDAQ: PEAK) today announced the election of Dean Personne as Chief Executive Officer effective March 31, 2006. Mr. Personne joined Peak on February 15, 2005 as President and Chief Operating Officer. Prior to his appointment, Mr. Personne was self employed as a management consultant. From August 2000 until November 2001 he served as Chief Executive Officer of Novus Packaging Corporation, a manufacturer of plastic packaging materials. From 1995 to 1999, he served as President and Chief Operating Officer of ASAT Limited, a Hong Kong company engaged in the back end assembly of semiconductors. Mr. Personne has bachelor and master degrees in business administration from Wichita State University, Wichita, Kansas.

The Company also announced the termination of Cal Reed, who served as the company’s Chief Executive Officer since 1999, effective March 31, 2006. Mr. Reed will continue as Chairman of the Board.

Cal Reed said, “Dean Personne has demonstrated strong leadership during this past year and I believe that these changes will benefit the company and its shareholders.”

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 1700 people worldwide, directly and in its factory in Shenzhen, the PRC, that is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays.